EXHIBIT 10(y)
June 16, 2006

Richard Gunst
411 Ruby Street
Clarendon Hills, IL 60514

Dear Rick,

I am very pleased to offer you the opportunity to serve as Chief Financial Officer of DeVry Inc. You have impressed everyone you’ve met, and we have the utmost confidence in your abilities.

Subject to the specific provisions of the DeVry Inc. compensation policy, the key components of your compensation package are as follows:

1.	A base salary of $275,000, to be earned and paid in monthly installments less applicable deductions and withholdings. Your salary will be reviewed annually, based upon a written performance appraisal.

2.	Eligibility for a performance bonus with a first year potential of 50% of your base salary. You and I will discuss the specifics and together establish your performance objectives.

3.
Options for 35,000 shares of DeVry stock awarded as of the day you start with DeVry, subject to the policies of DeVry’s written incentive plans and approval by the compensation committee of DeVry’s Board. Additional grants may be made available to you annually, based upon your performance, subject to the terms and conditions of the applicable DeVry incentive plans. I would anticipate that annual grants could be in the range of 25,000 shares, based on performance. You have asked about vesting of stock options in the event of a change in control. I have enclosed a memo from our general counsel discussing this for your review.

4.	An automobile may be leased under the guidelines of the DeVry Inc. Executive Automobile Program. In addition, you will be reimbursed for the cost of fuel and the maintenance of the vehicle.

5.
A benefits program which includes excellent health coverage, a 401(K) retirement and profit sharing plan, which can add an additional 4% to your gross earnings, a newly introduced Employee Stock Purchase Plan, which will permit you to acquire DeVry stock 5% below market price pursuant to the limits of this registered plan, and an opportunity to participate in the DeVry Management Deferred Compensation Plan. Also, you will be enrolled in the Executive Health Program (“Execucare”) at no cost to you. Jack Calabro will discuss the details with you during your orientation.

6.	Notwithstanding the existing policy, you will receive four (4) weeks of vacation annually, to be scheduled in advance with the approval of the CEO.

7.
While we expect a lengthy, mutually satisfactory relationship it is appropriate to clarify (i) that your employment is at will and may be terminated by you or us at any time; and, (ii) the terms of severance should we separate. If your employment is terminated by DeVry other than in the event of your death or disability or for cause, you will receive, upon execution of an appropriate release, continuation of your base salary exclusive of any bonus or benefits for one (1) year past the date of termination of employment, paid in monthly installments, less applicable deductions for tax and other withholdings. In this regard, “for cause” shall generally mean: (a) the willful disregard of a published company policy if such violation continues after written notice to you; (b) the willful and continued failure by you to substantially and satisfactorily perform your duties after a written demand for performance is delivered to you; and, (c) willfully engaging in conduct which is demonstrably and materially injurious to the company’s interests, assets, business, reputation or otherwise.

We very much look forward to welcoming you to DeVry and to working closely with you as we pursue many exciting opportunities. We know that you can make a significant contribution to DeVry’s success by providing vision and leadership as we move toward becoming the leader in proprietary education.

Sincerely,

/s/ Daniel Hamburger
Daniel Hamburger
President and COO

Cc:	Ron Taylor
Norm Levine
Jack Calabro

Agreed and accepted effective as of the 24th day of July, 2006.

/s/ Richard Gunst
Richard Gunst